Exhibit 99.1

Oxygen Biotherapeutics, Inc. Announces Registered Direct Offering of $5 million in Common Stock and Warrants

DURHAM, N.C., May 4, 2010 — Oxygen Biotherapeutics, Inc., a Delaware corporation (NASDAQ: OXBT) (the “Company”), announced today that it entered into purchase agreements with certain institutional investors for the sale of 1,724,138 shares of its common stock and warrants to purchase 732,758 shares of its common stock. The shares of common stock and warrants are being offered in units consisting of one share of common stock and a warrant to purchase 0.425 share of common stock at a price of $2.90 per unit. The warrants have a term of five years and an exercise price of $5.32 per share.

The gross proceeds of the offering are expected to be approximately $5 million and net proceeds, after deducting placement agent fees and other estimated offering expenses payable by the Company, are expected to be approximately $4.4 million. Roth Capital Partners, LLC, served as the sole placement agent for the offering.

The Company intends to use the proceeds of the transaction to further its clinical trials and efforts to obtain regulatory approval of Oxycyte, to develop its other product candidates, to support manufacturing and distribution capabilities for Dermacyte™ Oxygen Concentrate, for research and development, and for general corporate purposes, including working capital and potential acquisitions. This offering is expected to close on or about May 7, 2010, subject to the satisfaction of customary closing conditions.

The securities described above are being offered by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement related to the offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at www.sec.gov or from Roth Capital Partners, LLC by email to rothecm@roth.com, or by mail to 24 Corporate Plaza, Newport Beach, CA 92660.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company’s securities. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Oxygen Biotherapeutics, Inc.: Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier and liquid ventilation product called Oxycyte that is being formulated for both intravenous and topical delivery. In April, the company launched its first cosmetic product, Dermacyte™ Oxygen Concentrate. In addition, the company is focused on perfluorocarbon-based oxygen carriers for use in traumatic brain injury, decompression sickness, personal care, and topical wound healing.

Caution Regarding Forward Looking Statements: Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements, and the Company assumes no obligation to update the information in this release.

Contact

Ellen Corliss

Oxygen Biotherapeutics, Inc.

Tel: (919) 806-4405

Email: e.corliss@oxybiomed.com

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